Eden Bioscience Effects 1-For-3 Reverse Stock Split

Bothell, WA, February 22, 2008 — Eden Bioscience Corporation (NASDAQ: EDEN) today announced that on February 21, 2008, the Company filed an amendment to its Restated Articles of Incorporation that effects a 1-for-3 reverse stock split of the Company's outstanding common stock. The reverse stock split will be effective with respect to shareholders of record at 5:00 p.m., Pacific standard time, on February 22, 2008. As a result of the reverse stock split, each three shares of common stock will be combined and reclassified into one share of common stock and the total number of shares outstanding will be reduced from approximately 8.1 million shares to approximately 2.7 million shares.

The common stock will trade under the symbol "EDEND" for 20 trading days beginning on February 25, 2008 to designate that it is trading on a post-reverse split basis, and will resume trading under the symbol "EDEN" after the 20-day period has expired.

The Board of Directors of the Company approved the reverse stock split to help the Company regain compliance with the Nasdaq Capital Market's $1.00 minimum bid price continued listing requirement. As reported on September 18, 2007, the Company received a Nasdaq Staff Deficiency Letter on September 12, 2007 notifying it that the bid price per share for the Company's common stock had closed below the $1.00 minimum bid price requirement for 30 consecutive trading days and that, as a result, the Company no longer met the Nasdaq Capital Market's minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). Nasdaq provided the Company with 180 calendar days, or until March 10, 2008, to regain compliance. The Company can regain compliance with the minimum bid price requirement if the Company's common stock closes at or above $1.00 for a minimum of 10 consecutive trading days following the reverse stock split, in which case the Company would expect to receive notification from Nasdaq that it has regained compliance. If the Company does not regain compliance by March 10, 2008, the Company's common stock will be delisted from the Nasdaq Capital Market.

Additional information regarding the reverse stock split can be found in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2008.

About Eden Bioscience

Eden Bioscience’s business strategy is to sell harpin protein-based products to the home and garden market and use its available cash and any revenue generated from its home and garden business to explore whether there may be opportunities to realize potential value from its remaining business assets, primarily its tax loss carryforwards. Our headquarters are at 11816 North Creek Parkway N., Bothell, WA 98011-8201, 425-806-7300; www.edenbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's expectation that it can regain compliance with the minimum bid price by effecting a reverse stock split. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The Company’s actual results may differ materially from those expressed or implied by these forward-looking statements based on a number of factors, including the Company's inability to regain compliance with Nasdaq's minimum bid price requirement for continued listing, the risk that the Company may not have sufficient funds to operate its remaining business, the potential cost, speculative nature and risks associated with the Company’s plan to explore opportunities to realize potential value from its remaining business assets, primarily its tax loss carryforwards, the risks associated with the Company’s dependence on Plant Health Care, Inc. as the source of harpin protein-based products for the Company’s home and garden business, the competitive nature of the markets in which the Company operates, a change in economic conditions, the Company’s ability to retain existing customers and to attract new customers, the Company’s ability to retain qualified personnel, the Company’s anticipated operating losses, uncertainties regarding the availability of additional capital, and the other risks and uncertainties described in Eden Bioscience’s annual report on Form 10-K for the year ended December 31, 2006, the Company’s Quarterly Reports on Form 10-Q, and the Company’s other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.